Exhibit 99.1

Orsus Xelent Reports 2009 Year End Results

$13.8 Million Non-Cash Provision For Bad Debts Resulted In Full Year Net Loss On Lower Sales;

Company Anticipates Improving Environment In Second Half Of 2010

BEIJING--April 16, 2010 -  Orsus Xelent Technologies, Inc. (NYSE Amex: ORS), a China-based designer and manufacturer of award-winning mobile phones for the Asian market, today announced 2009 year end results.

In line with expectations, full year sales in 2009 of $77,392,000, were 28.23% lower than sales last year of $107,827,000.  The Company noted while industry wide cell phone sales in China were up approximately 7% during the year, reflecting continuing consumer cautiousness in the recently restructured industry environment, industry wide sales of GSM phones- - which constitute the majority of the phones sold by Orsus during the year- - were down approximately 15%.  At the same time, while CDMA phone sales in 2009 grew to about 17.5% of the total China market, customized phone sales by Orsus in 2009 continued to be limited and China’s 3G market has developed more slowly than anticipated.

Operating in the highly competitive low end of the market- - primarily outside of major cities- - Orsus produced 0.87 million phone units in 2009 and achieved gross profit of approximately $9.4 million.  This was approximately 35% lower than 2008 gross profit, as gross margins in 2009 declined to 12.17% from 13.47% a year earlier.  Before year end 2009, the Company also determined it was appropriate to create a non-cash provision for bad debt of $13,851,000.  This resulted in a $6,368,000 net loss for the year, compared with a net profit in 2008 of $11.3 million.

Mr. Guoji Liu, CEO of the Company, commented, “While we were not pleased with these results, the shift in our business plan to return to selling in our traditional channels permitted us in prevailing conditions to stay competitive with a full line of new, low cost, full featured phones in China’s second and third tier cities.  At the same time, we have been continuing to prepare for a long awaited improvement in the still relatively weak 3G market, where we believe higher margin products we are developing will have an opportunity to compete.  Meanwhile, we have maintained gross margins above 12%, reflecting the relative stability of what is now our primary market.”

Looking Ahead

The Company believes there will be a moderate upswing in the marketplace in 2010 spurred primarily by new 3G technology that will begin to rebuild consumer demand.  Further, it believes that Orsus will benefit from this with the anticipated introduction to the market in the second half of 2010 of its own line of 3G products.  Toward this end, the Company said it has built strong relationships with the major domestic telecommunications carriers, and also has continued to negotiate with several parties to prepare for the launch of 3G services, including Spreadtrum Communication (Shanghai) Inc. (“SCI”) and several 3G chipset and solution providers.

Mr. Liu stated, “The 3G market is virtually wide open and not many other 3G products have been developed as yet.  When our phones are developed, we firmly believe we can secure our share of the market.”

He added, “With our decision to write down bad debts, when this is taken away from accounts receivable, our financial position is more manageable.  In January 2010, we signed a new accounts receivable guarantee contract (more fully described in the Company’s 10-K filed with the U.S. Securities and Exchange Commission on April 15, 2010).  Over the course of the year, we anticipate building a stronger financial position through careful monitoring of receivables, possible financing to make targeted acquisitions and a continuing focus on cost management.  We believe this will position us better to achieve our sales and earnings targets.”

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China ("PRC"). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as fingerprint recognition and touch-screen displays. The Company also is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com. A copy of the Company's annual report on Form 10-K is available from the SEC website (www.sec.gov) and will be posted on the Company's website.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

SEE ATTACHED TABLE

Contacts:

PRC:
Orsus Xelent Technologies, Inc.
Guoji Liu
CEO
Tel: 010-85653777
Fax: 010-85653666

US:
Ken Donenfeld
Tel: 212-425-5700
Fax: 646-381-9727

  ORSUS XELENT TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except  number of shares and per share data)

	Year ended December 31,
	2009	2008

Net sales	$77,392	$107,827

Cost of sales	67,970	93,298

Gross profit	9,422	14,529

Operating expenses:
Selling expenses	350	486
General and administrative expenses	831	2,151
Research and development expenses	54	429
Depreciation and amortization	64	97
Loss from write-off trade deposits	11,937	-
Allowance for doubtful accounts	1,914	-

(Loss)/income from operations	(5,728)	11,366

Other income/(expenses)
Interest expense	(912)	(982)
Other (expenses)/income, net	(2,911)	2,785

(Loss)/income before income tax expense	(9,551)	13,169

Income tax (expenses)/benefit
Current taxes expense	(910)	(1,873)
Deferred taxes benefit	4,093	-

Net (loss)/income	(6,368)	11,296

Other comprehensive income
Foreign currency translation adjustment	243	2,483

Comprehensive (loss)/income	$(6,125)	$13,779

Earnings/(loss) per share:

Basic and diluted	$(0.21)	$0.38

Weighted average number of common shares outstanding – basic and diluted	29,756,000	29,756,000